FINANCIAL STATEMENTS
                            YEARS ENDED DECEMBER 31,
                                  1998 AND 1997






                           [RESOURCE BANK LOGO HERE]








                               RESOURCE BANKSHARES
                           CORPORATION AND SUBSIDIARY

                             GOODMAN & COMPANY, LLP
Member Summit International                               Virginia Offices
Associated Offices In Principal               Norfolk o Richmond o Newport News o Petersburg
U.S. and International Cities                      Colonial Heights o McLean o Roanoke


                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY
Virginia Beach, Virginia


         We have audited the accompanying consolidated balance sheets of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY'S management.
Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RESOURCE
BANKSHARES CORPORATION AND SUBSIDIARY as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         /s/ Goodman & Company, L.L.P.


One Commercial Place
Norfolk, Virginia
January 28, 1999, except for Note 21,
    as to which the date is March 24, 1999


                                                                           - 1 -
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RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS



DECEMBER 31,                                                           1998              1997
-----------------------------------------------------------------------------------------------------

                             ASSETS
CASH AND DUE FROM BANKS                                           $     4,324,515    $     2,611,891
INTEREST BEARING DEPOSITS WITH BANKS                                    3,356,290          9,678,732
FEDERAL FUNDS SOLD                                                        800,000          1,920,000
FUNDS ADVANCED IN SETTLEMENT OF MORTGAGE LOANS                         21,052,486         23,744,135
INVESTMENT SECURITIES
     Available for sale (amortized cost of $8,525,386
        and $11,983,198, respectively)                                  8,619,123         12,432,253
     Held to maturity (fair value of $1,251,795 and
        $2,715,856, respectively)                                       1,223,636          2,742,032
LOANS, NET                                                            186,022,421        148,016,531
OTHER REAL ESTATE OWNED                                                   647,038            684,591
PREMISES AND EQUIPMENT                                                  3,281,220          3,236,907
OTHER ASSETS                                                            2,531,513          2,701,190
ACCRUED INTEREST                                                        1,602,190          1,561,756
                                                                 ------------------------------------

                                                                  $   233,460,432    $   209,330,018
                                                                 ====================================

              LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
     Noninterest-bearing deposits                                 $    15,782,703    $    11,493,456
     Interest-bearing deposits                                        190,436,492        158,014,876
                                                                 ------------------------------------
                                                                      206,219,195        169,508,332

FHLB ADVANCES                                                           7,300,000         20,950,000
OTHER LIABILITIES                                                       1,500,274          2,661,013
ACCRUED INTEREST                                                          651,531            608,856
                                                                 ------------------------------------
                                                                      215,671,000        193,728,201
                                                                 ------------------------------------

STOCKHOLDERS' EQUITY
     Preferred stock, par value $10 per share, 500,000
        shares authorized; none issued and outstanding                          -                  -
     Common stock, $1.50 par value - 6,666,666 shares
        authorized; shares issued and outstanding:
        1998 - 2,477,124 ; 1997 - 2,453,380                             3,715,686          3,680,070
     Additional paid-in capital                                        10,702,187         10,769,249
     Retained earnings                                                  3,310,630            856,122
     Accumulated other comprehensive income                                60,929            296,376
                                                                 ------------------------------------
                                                                       17,789,432         15,601,817
                                                                 ------------------------------------

                                                                  $   233,460,432    $   209,330,018
                                                                 ====================================
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THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

                                                                           - 2 -
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RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME



YEARS ENDED DECEMBER 31,                                                    1998             1997
--------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
     Interest and fees on loans                                         $   15,352,330   $    8,315,741
                                                                       ---------------------------------
     Interest on investment securities:
        Interest and dividends on securities available for sale                641,318        1,103,257
        Interest on securities held to maturity                                 70,517           15,414
                                                                       ---------------------------------
                                                                               711,835        1,118,671
                                                                       ---------------------------------

     Interest on federal funds sold                                            623,189          123,227
     Interest on funds advanced in settlement of
        mortgage loans                                                       3,059,074        1,379,856
                                                                       ---------------------------------
          TOTAL INTEREST INCOME                                             19,746,428       10,937,495
                                                                       ---------------------------------

INTEREST EXPENSE
     Interest on deposits                                                   10,316,463        5,695,994
     Interest on short-term borrowings                                       1,019,982          287,430
                                                                       ---------------------------------
          TOTAL INTEREST EXPENSE                                            11,336,445        5,983,424
                                                                       ---------------------------------

          NET INTEREST INCOME                                                8,409,983        4,954,071

PROVISION FOR LOAN LOSSES                                                     (150,000)        (155,254)
                                                                       ---------------------------------

          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                8,259,983        4,798,817
                                                                       ---------------------------------

NONINTEREST INCOME
     Mortgage banking income                                                 7,062,445        4,110,868
     Service charges                                                           760,581          290,004
     Other                                                                     120,387          119,447
                                                                       ---------------------------------
                                                                             7,943,413        4,520,319
                                                                       ---------------------------------

NONINTEREST EXPENSE
     Salaries and employee benefits                                          6,686,381        4,035,860
     Occupancy expenses                                                      1,089,447          571,231
     Depreciation and equipment maintenance                                    759,330          458,126
     Professional fees                                                         162,124          120,439
     Outside computer service                                                  547,160          242,871
     FDIC insurance                                                             52,580           12,452
     Stationery and supplies                                                   526,495          295,875
     Marketing and business development                                        343,157          205,073
     Other                                                                   1,398,942          591,399
                                                                       ---------------------------------
                                                                            11,565,616        6,533,326
                                                                       ---------------------------------
INCOME BEFORE INCOME TAXES                                                   4,637,780        2,785,810
INCOME TAX EXPENSE                                                           1,590,933          964,648
                                                                       ---------------------------------
NET INCOME                                                              $    3,046,847   $    1,821,162
                                                                       =================================
BASIC EARNINGS PER COMMON SHARE                                         $         1.24   $         0.92
                                                                       =================================
DILUTED EARNINGS PER SHARE                                              $         1.13   $         0.83
                                                                       =================================

THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.
                                                                           - 3 -


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RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



YEARS ENDED DECEMBER 31, 1998 AND 1997
---------------------------------------------------------------------------------------------------------------------
                                                                                      Additional        Retained
                                                            Common Stock               Paid-in          Earnings
                                                   -------------------------------
                                                      Shares          Amount           Capital         (Deficit)
                                                   --------------  ---------------  ---------------- ----------------

BALANCE, DECEMBER 31, 1996                             1,935,748   $    2,903,622    $    6,497,615   $     (723,072)

COMPREHENSIVE INCOME:
     Net income                                                -                -                 -        1,821,162

     Changes in unrealized appreciation
        (depreciation) on securities
        available for sale, net of reclassification
        adjustment and tax effect                              -                -                 -                -

          Total comprehensive income



COMMON STOCK ISSUED AS A RESULT
     OF BUSINESS COMBINATION                             517,632          776,448         4,271,634                -

CASH DIVIDENDS PAID
     $.25 PER SHARE                                            -                -                 -         (241,968)

                                                   -------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997                             2,453,380        3,680,070        10,769,249          856,122

COMPREHENSIVE INCOME:
     Net income                                                -                -                 -        3,046,847

     Changes in unrealized appreciation
        (depreciation) on securities
        available for sale, net of reclassification
        adjustment and tax effect                              -                -                 -                -

          Total comprehensive income


PROCEEDS FROM EXERCISE OF STOCK
     OPTIONS                                              32,732           49,098            95,900                -

REACQUISITION OF COMMON STOCK                             (8,988)         (13,482)         (162,962)               -

CASH DIVIDENDS PAID
     $.24 PER SHARE                                            -                -                 -         (592,339)

                                                   -------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998                             2,477,124   $    3,715,686    $   10,702,187   $    3,310,630
                                                   ===================================================================



                                                     Accumulated
                                                        Other
                                                   Comprehensive
                                                       Income

                                                       (Loss)            Total
                                                   ----------------  ----------------

BALANCE, DECEMBER 31, 1996                          $      (23,104)   $    8,655,061

COMPREHENSIVE INCOME:
     Net income                                                  -         1,821,162

     Changes in unrealized appreciation
        (depreciation) on securities
        available for sale, net of reclassification
        adjustment and tax effect                          319,480           319,480
                                                                        -------------
          Total comprehensive income                                       2,140,642
                                                                        -------------


COMMON STOCK ISSUED AS A RESULT
     OF BUSINESS COMBINATION                                     -         5,048,082

CASH DIVIDENDS PAID
     $.25 PER SHARE                                              -          (241,968)

                                                   ----------------------------------

BALANCE, DECEMBER 31, 1997                                 296,376        15,601,817

COMPREHENSIVE INCOME:
     Net income                                                  -         3,046,847

     Changes in unrealized appreciation
        (depreciation) on securities
        available for sale, net of reclassification
        adjustment and tax effect                         (235,447)         (235,447)
                                                                        -------------
          Total comprehensive income                                       2,811,400
                                                                        -------------

PROCEEDS FROM EXERCISE OF STOCK
     OPTIONS                                                     -           144,998

REACQUISITION OF COMMON STOCK                                    -          (176,444)

CASH DIVIDENDS PAID
     $.24 PER SHARE                                              -          (592,339)

                                                   ----------------------------------

BALANCE, DECEMBER 31, 1998                          $       60,929    $   17,789,432
                                                   ==================================


THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.
                                                                           - 4 -
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RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS



YEARS ENDED DECEMBER 31,                                                                               1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net income                                                                                    $    3,046,847   $    1,821,162
     Adjustments to reconcile to net cash
        used by operating activities:
        Provision for losses on loans and other real estate owned                                         150,000          155,254
        Provision for losses on funds advanced on settlement of
          mortgage loans                                                                                  270,651                -
        Loss on sale of investment securities                                                                   -           45,313
        Depreciation and amortization                                                                     310,867          265,047
        Amortization of investment securities
          premiums, net of discounts                                                                       66,064           21,170
        Loss (gain) on disposition of premises and equipment                                               (4,006)          11,198
        Gain on sale of real estate owned                                                                 (10,137)               -
        Deferred loan origination fees, net of costs                                                      181,416         (152,955)
        Changes in:
          Funds advanced in settlement of mortgage loans                                                2,420,998      (12,709,392)
          Interest receivable                                                                             (40,434)        (445,545)
          Interest payable                                                                                 42,675           92,699
          Other assets                                                                                    296,305       (1,003,497)
          Other liabilities                                                                            (1,160,739)         (75,474)
                                                                                                  ---------------------------------
             NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                           5,570,507      (11,975,020)
                                                                                                  ---------------------------------

INVESTING ACTIVITIES
     Cash acquired in business combination                                                                      -       12,539,233
     Proceeds from sales and maturities of available-for-sale                                                                    -
        securities                                                                                      5,322,265        7,972,963
     Proceeds from maturities of held-to-maturity securities                                            1,485,129           28,654
     Purchases of available-for-sale securities                                                        (1,897,250)      (2,589,000)
     Proceeds from maturities of time deposits                                                          1,000,000                -
     Loan originations, net of principal repayments                                                   (39,656,489)     (18,318,736)
     Proceeds from sales of foreclosed real estate                                                      1,366,874                -
     Proceeds from sales of premises and equipment                                                         41,344                -
     Purchases of premises and equipment and other assets                                                (399,276)      (2,237,125)
                                                                                                  ---------------------------------
             NET CASH USED BY INVESTING ACTIVITIES                                                    (32,737,403)      (2,604,011)
                                                                                                  ---------------------------------

FINANCING ACTIVITIES
     Proceeds from exercise of stock options                                                              144,998                -
     Payments to reacquire common stock                                                                  (176,444)               -
     Cash dividends paid                                                                                 (592,339)        (241,968)
     Proceeds (repayments) from FHLB advances                                                         (13,650,000)       7,413,500
     Net increase (decrease) in demand deposits,
        NOW accounts and savings accounts                                                               5,511,311       (2,618,793)
     Net increase in certificates of deposit                                                           31,199,552       20,104,201
                                                                                                  ---------------------------------
             NET CASH PROVIDED BY FINANCING ACTIVITIES                                                 22,437,078       24,656,940
                                                                                                  ---------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                       (4,729,818)      10,077,909
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                         13,210,623        3,132,714
                                                                                                  ---------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                           $    8,480,805   $   13,210,623
                                                                                                  =================================

SUPPLEMENTAL SCHEDULES AND DISCLOSURES OF CASH
     FLOW INFORMATION

     Cash paid for:
        Income taxes paid                                                                          $    2,108,479   $       24,802
        Interest on deposits and other borrowings                                                  $   11,293,770   $    5,674,357

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
     FINANCING ACTIVITIES

     Transfers from loans to real estate acquired
        through foreclosure                                                                        $    1,319,184   $            -

THE NOTES TO THE FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THIS STATEMENT.

RESOURCE BANKSHARES CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND BUSINESS

       Resource Bankshares Corporation (the "Corporation") is a Virginia corporation organized in June 1998 by Resource Bank (the "Bank") for the purpose of becoming a unitary holding company of the Bank. The Corporation's assets consist primarily of its investment in the Bank.

       The Bank is a state-chartered commercial bank headquartered in Virginia Beach, Virginia where its commercial bank and operations office is located. The Bank was organized in April, 1987, and commenced operations on September 1, 1988. The Bank's primary market areas are Fairfax County and Virginia Beach, Virginia and, to a lesser extent, in the surrounding cities of the South Hampton Roads area.

       The Bank's principal business consists of providing a broad range of lending and deposit services to individual and commercial customers with an emphasis on those services traditionally associated with independent community banks. These services include checking and savings accounts, certificates of deposit and charge cards. The Bank's lending activities include commercial and personal loans, lines of credit, installment loans, home improvement loans, overdraft protection, construction loans, and other commercial finance transactions.

       The Bank also operates a mortgage company which, as a division of the Bank, originates residential mortgage loans and subsequently sells them to investors. A competitive range of mortgage financing is provided through offices in the Richmond and Hampton Roads metropolitan areas, and the northern Virginia/Washington, D.C. metropolitan area.

       Resource Service Corporation, a wholly owned subsidiary of the Bank, has been inactive through December 31, 1998 and has no significant assets or liabilities.

       In December, 1997, the Bank acquired a financial institution operating in northern Virginia. It provides lending and deposit services to individual and commercial customers. It formerly operated two branches under the name Eastern American Bank.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION AND CONSOLIDATION

       The consolidated financial statements include the accounts of Resource Bankshares Corporation and its wholly-owned subsidiary, Resource Bank. All significant intercompany balances and transactions have been eliminated in consolidation.




                                (NOTES CONTINUED ON NEXT PAGE)

       CASH AND CASH EQUIVALENTS

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods. Interest bearing deposits with maturities extending beyond 90 days are not considered cash equivalents for cash flow reporting purposes. Such deposits amounted to $1,000,000 as of December 31, 1997. The Corporation had no such deposits at December 31, 1998.

       SECURITIES

       Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities purchased for trading purposes, if any, are held in the trading portfolio at market value, with market adjustments included in noninterest income. Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities may be sold prior to maturity for asset/liability management purposes, in response to changes in interest rates or prepayment risk, to increase regulatory capital or other similar factors. Securities available for sale are carried at fair value, with any adjustments to fair value, after tax, reported as a separate component of other comprehensive income.

       Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method. Declines in the fair value of individual held-to-maturity and available for sale securities below their cost that are other than temporary, if any, are included in earnings as realized losses.

       FUNDS ADVANCED IN SETTLEMENT OF MORTGAGE LOANS

       Funds are advanced in settlement of mortgage loans originated on behalf of investor banks. Mortgage banking income is recognized when the related mortgage is transferred to the investor bank.

       TRANSFERS OF FINANCIAL ASSETS

       Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation,
(2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.








                                (NOTES CONTINUED ON NEXT PAGE)

       LOANS

       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

       ALLOWANCE FOR LOAN LOSSES

       A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

       The adequacy of the allowance for loan losses is periodically evaluated by the Bank, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Bank's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

       The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

       When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.







                                (NOTES CONTINUED ON NEXT PAGE)

       INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS

       Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

       Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

       While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

       OTHER REAL ESTATE OWNED

       Real estate acquired through foreclosure is initially recorded at the lower of fair value or the loan balance at date of foreclosure. Property that is held for resale is carried at the lower of cost or fair value minus estimated selling costs. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

       Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated selling costs.

       RESTRUCTURED LOANS

       Loans are considered troubled debt restructurings if, for economic or legal reasons, a concession has been granted to the borrower related to the borrower's financial difficulties that the Bank would not have otherwise considered. The Bank has restructured certain loans in instances where a determination was made that greater economic value will be realized under new terms than through foreclosure, liquidation, or other disposition. The terms of the renegotiation generally involve some or all of the following characteristics: a reduction in the interest pay rate to reflect actual operating income, an extension of the loan maturity date to allow time for stabilization of operating income, and partial forgiveness of principal and interest.




                                (NOTES CONTINUED ON NEXT PAGE)

       The carrying value of a restructured loan is reduced by the fair value of any assets or equity interest received, if any. In addition, if the present value of future cash receipts required under the new terms does not equal the recorded investment in the loan at the time of restructuring, the carrying value would be further reduced by a charge to the allowance. In addition, at the time of restructuring, loans are generally classified as impaired. A restructured loan that is not impaired, based on the restructured terms and that has a stated interest rate greater than or equal to a market interest rate at the date of the restructuring, is reclassified as unimpaired in the year immediately following the year it was disclosed as restructured.

       PREMISES AND EQUIPMENT

       Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, assets are depreciated over their estimated useful lives using the straight-line and accelerated methods. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

       GOODWILL

       Goodwill related to the purchase of the mortgage company is amortized over five years using the straight-line method. At December 31, 1998, this goodwill had been fully amortized.

       INCOME TAXES

       Income taxes are provided for the tax effects of transactions reported in the financial statements, and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, deferred loan fees, allowance for loan losses, allowance for losses on foreclosed real estate, accumulated depreciation and intangible assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

       DEFERRED COMPENSATION PLANS

       The Corporation maintains deferred compensation and retirement arrangements with certain officers. The Corporation's policy is to accrue the estimated amounts to be paid under the contracts over the expected period of active employment. The Corporation purchased life insurance contracts to fund the expected liabilities under the contracts.






                                (NOTES CONTINUED ON NEXT PAGE)

       STOCK COMPENSATION PLANS

       FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

       EARNINGS PER COMMON SHARE

       The Corporation adopted Financial Accounting Standards Board (FASB) Statement No. 128, EARNINGS PER SHARE, on December 31, 1997. This statement establishes standards for computing and presenting earnings per share (EPS). This Statement supersedes standards previously set in APB Opinion No. 15, EARNINGS PER SHARE. FASB Statement No. 128 requires dual presentation of basic and diluted EPS on the face of the income statement, and it requires a reconciliation of the numerator and denominator of the basic EPS computation with the numerator and denominator of the diluted EPS computation. This Statement is effective for financial statements issued for periods ending after December 15, 1998. In accordance with the requirements of this Statement, all prior period EPS data have been restated to reflect the change in reporting requirements.

       Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

       COMPREHENSIVE INCOME

       The Corporation adopted FASB Statement No. 130, REPORTING COMPREHENSIVE INCOME, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of comprehensive income, and reported in the consolidated statements of stockholders' equity. The adoption of FASB Statement No. 130 had no effect on the Corporation's net income or shareholders' equity.




                         (NOTES CONTINUED ON NEXT PAGE)


       The components of other comprehensive income and related tax effects are as follows:


                                                                        Years Ended December 31,
                                                                         1998           1997
Unrealized holding gains (losses) arising during the year
       on available-for-sale securities                              $  (355,317)   $  438,749
Reclassification adjustment for losses (gains) realized in
       income                                                            -              45,313
                                                                       ---------      ---------
Net unrealized gains (losses)                                           (355,317)      484,062
Tax effect                                                               119,870      (164,582)
                                                                      ----------     ------------

Net-of-tax amount                                                    $  (235,447)   $  319,480
                                                                    ============     ==========

       SEGMENT REPORTING

       During the year ended December 31, 1998, the Corporation adopted FASB Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE, which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

       OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

       In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, standby letters of credit, and financial guarantees written. Such financial instruments are recorded in the financial statements when they become payable.

       USE OF ESTIMATES

       The preparation of financial statements requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions and other factors.



                                (NOTES CONTINUED ON NEXT PAGE)

       RECLASSIFICATIONS

       Certain reclassifications have been made to prior year's information to conform with the current year presentation.


NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

       The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average amount of these reserve balances was approximately $421,000 for the year ended December 31, 1998. On December 31, 1998, the required reserve balance was $343,000.


NOTE 4 - SECURITIES

       Securities at December 31, 1998 and 1997 are as follows:


                                                           Gross           Gross
                                             Amortized     Unrealized      Unrealized     Fair
DECEMBER 31, 1998                               Cost       Gains           Losses         Value
                                         --------------------------    ------------   ---------
   SECURITIES AVAILABLE FOR SALE
     U.S. GOVERNMENT AGENCIES            $ 6,774,386      $ 95,312        $ 1,575    $ 6,868,123
     FEDERAL RESERVE BANK
       STOCK                                 434,300           -               -         434,300
     FEDERAL HOME LOAN BANK
       STOCK                               1,161,700           -               -       1,161,700
     OTHER                                   155,000           -               -         155,000
                                           ---------       -------        -------      ---------

                                         $ 8,525,386      $ 95,312        $ 1,575    $ 8,619,123
                                         ===========      ========        =======    ===========

   SECURITIES HELD TO MATURITY
     U.S. GOVERNMENT AND AGENCY
       SECURITIES                          $ 477,675       $ 7,156        $ 1,461      $ 483,370
     STATE AND MUNICIPAL SECURITIES          745,961        22,464             -         768,425
                                           ---------      --------        -------      ---------

                                         $ 1,223,636      $ 29,620        $ 1,461    $ 1,251,795
                                         ===========      ========        =======    ===========
December 31, 1997

   Securities available for sale
     U.S. Government agencies            $ 9,352,448     $ 449,055       $     -     $ 9,801,503
     Federal Reserve Bank stock
                                             297,250           -               -         297,250
     Federal Home Loan Bank
       stock                               2,233,500           -               -       2,233,500
     Other                                   100,000           -               -         100,000
                                           ---------       -------        -------      ---------

                                        $ 11,983,198     $ 449,055       $     -    $ 12,432,253
                                        ============     =========       ========   ============


                                (NOTES CONTINUED ON NEXT PAGE)


                                                           Gross           Gross
                                             Amortized     Unrealized      Unrealized     Fair
December 31, 1997                               Cost       Gains           Losses         Value
                                         --------------------------    ------------   ---------
   Securities held to maturity
     U.S. Government and agency
       securities                        $ 1,995,739      $ 11,310        $ 36,193   $ 1,970,856
     State and municipal securities          746,293            -            1,293       745,000
                                           ---------       -------         -------     ---------

                                         $ 2,742,032      $ 11,310        $ 37,486   $ 2,715,856
                                         ===========      ========        ========   ===========

     Federal Reserve Bank stock, Federal Home Loan Bank stock and other securities are restricted securities, carried at cost, and periodically evaluated for impairment. These securities are restricted, do not have a readily determinable fair value, and lack a market.

     At December 31, 1998 and 1997, respectively, approximately $200,000 and $1,671,000, was pledged to secure deposits of the U.S. Government or the Commonwealth of Virginia.

     The amortized cost and fair value of securities by maturity date at December 31, 1998 are as follows:

                                    Securities held to Maturity   Securities Available for Sale
                                    ---------------------------   -----------------------------
                                      Amortized                     Amortized
                                          Cost       Fair Value       Cost        Fair Value
                                      ----------     -----------    ---------    -----------
Due in one year or less                 $110,647      $110,493      $    -        $     -
Due from one to five years               570,291       575,985         500,000        503,095
Due from five to ten years               482,854       504,117           -              -
Due after ten years                       59,844        61,200       6,274,386      6,365,028
Federal Reserve Bank stock                 -             -             434,300        434,300
Federal Home Loan Bank stock               -             -           1,161,700      1,161,700
Other                                      -             -             155,000        155,000
                                   ------------- -------------   -------------  -------------

                                   $   1,223,636 $   1,251,795   $   8,525,386  $   8,619,123
                                   ============= =============   =============  =============

       Securities due after ten years have variable rates which change with market conditions.

       Gross realized gains and losses on available-for-sale securities were:


                                                          December 31,
                                                      --------------------
                                                      1998           1997
                                                      ----           ----
Gross realized gains:
             U.S. government agencies                $     -        $     -
                                                     ===========    ===========

Gross realized losses:
             U.S. government agencies                $      -        $ 45,313
                                                     ============   ===========



                                (NOTES CONTINUED ON NEXT PAGE)

NOTE 5 - LOANS

       Loans consist of the following:

                                                              December 31,
                                                        ----------------------
Gross loans:                                             1998             1997
                                                         -------         -----
     Commercial                                     $   68,568,799 $ 50,712,937
     Real estate - construction                         44,606,768   37,626,006
     Commercial real estate                             42,482,709    9,015,703
     Residential real estate                            28,701,731   49,415,863
     Installment and consumer loans                      4,162,607    3,819,368
                                                      ------------  -----------
         Total gross loans                             188,522,614  150,589,877
     Less - allowance for loan losses                   (2,500,193)  (2,573,346)
                                                      ------------  -----------

     Loans, net                                     $  186,022,421 $148,016,531
                                                      ============ ============

       A summary of the activity in the allowance for loan losses account is as follows:


                                                     Years Ended December 31,
                                                      1998              1997
                                                 ------------------------------

Balance, beginning of year                       $       2,573,346  $ 1,040,247
Allowance acquired through business combination                -      1,400,000
Provision charged to operations                            150,000      155,254
Loans charged-off                                         (287,238)     (65,051)
Recoveries                                                  64,085       42,896
                                                 ------------------------------

Balance, end of year                             $       2,500,193  $ 2,573,346
                                                 ==============================

       Accounting standards require certain disclosures concerning restructured loans, regardless of whether or not an impairment loss exists. At December 31, 1998 and 1997, such loans amounted to $2,078,079 and $65,000, respectively. Management does not believe an impairment loss exists with respect to these loans. Impaired loans amount to $532,674 and $3,048,976 as of December 31, 1998 and 1997, respectively. Both restructured and impaired loans have a valuation allowance allocation of $179,687 and $450,183 at those respective dates. Substantially all of the loans considered impaired at December 31, 1998 were acquired in the business combination with Eastern American Bank in December, 1997. For the years ended December 31, 1998 and 1997, the average recorded investment in impaired loans and restructured loans was approximately $1,699,686 and $754,100, respectively. The Bank recognized $46,332 and $34,570 of interest income on both categories of loans during the years ended December 31, 1998 and 1997, respectively.

       Loans on which the accrual of interest has been discontinued amounted to $532,674 and $3,048,976 at December 31, 1998 and 1997, respectively. If interest on those loans had been accrued, such income would have approximated $16,394 and $11,964 for 1998 and 1997, respectively. No interest was recognized or received on these loans in 1998 and 1997.





                                (NOTES CONTINUED ON NEXT PAGE)

NOTE 6 - PREMISES AND EQUIPMENT

       Premises and equipment consist of the following:

                                              December 31,
                                         1998           1997
Land                                  $    1,725,000  $  1,725,000
Leasehold improvements                     1,343,155     1,295,293
Equipment, furniture and fixtures          1,371,583     1,212,476
                                      --------------   -----------
                                           4,439,738     4,232,769
Less - accumulated depreciation           (1,158,518)     (995,862)
                                      --------------   -----------

                                      $    3,281,220  $  3,236,907
                                      ==============   ===========

     Depreciation charged to operating expense for the years ended December 31, 1998 and 1997 was $310,867 and $265,047, respectively.


NOTE 7 - DEPOSITS

       Interest-bearing deposits consist of the following:

                                                December 31,
                                        --------------------------
                                           1998           1997
                                        ------------  ------------
Money market and NOW account deposits   $ 12,731,482  $ 11,554,162
Savings deposits                          20,721,917    20,677,173
Time deposits $100,000 and over            9,717,569     1,228,198
Other time deposits                      147,265,524   124,555,343
                                        ------------  ------------

                                        $190,436,492  $158,014,876
                                        ============  ============

       The scheduled maturities of time deposits were as follows:

                                               December 31,
                                    ---------------------------
                                            (IN THOUSANDS)
                                         1998            1997
                                    ---------------------------
Less than one year                   $  151,788      $ 120,155
One to five years                         5,195          5,629
Over five years                             -              -
                                     --------------------------

                                     $  156,983      $ 125,784
                                    ===========================





                                (NOTES CONTINUED ON NEXT PAGE)

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

       Federal Home Loan Bank (FHLB) advances consist of the following:

                                                            December 31,
                                                    ----------------------------
                                                       1998             1997
                                                    ----------------------------

Variable rate (6.20% at December 31, 1997)
            FHLB advance due November 28, 1998      $          -       9,650,000
7.53% FHLB advance due April 3, 1998                           -       1,000,000
5.37% FHLB advance due July 1, 1998                            -       1,000,000
5.68% FHLB advance due December 28, 1998                       -       2,000,000
5.42% FHLB advance due October 28, 1999                  2,000,000     2,000,000
5.69% FHLB advance due February 6, 2000                    300,000       300,000
5.88% FHLB advance due September 24, 2002                5,000,000     5,000,000
                                                    ----------------------------

                                                    $    7,300,000    20,950,000
                                                    ============================

       Information regarding FHLB advances is summarized below:

         Weighted average rate                                5.65%        5.79%
                                                    ============== ============

         Average balance                            $    17,794,40 $  4,959,000
                                                    ===========================

         Maximum outstanding at month end           $    46,420,00 $ 20,950,000
                                                    ===========================

       As of December 31, 1998 and 1997, respectively, advances are collateralized by FHLB stock with a cost of $1,161,700 and $2,233,500. In addition, securities amounting to $5,900,000 and $7,600,000 are pledged against these advances, as of December 31, 1998 and 1997, respectively. First mortgage loans amounting to $10,179,587 also serve to provide additional collateral for these advances at December 31, 1998. Pursuant to the terms of the variable rate line of credit, the Bank may borrow up to $30,000,000. The FHLB advances arrangement has no expiration date, but is reevaluated periodically to determine the Bank's credit worthiness. Additionally, the Bank has a warehouse line of credit collateralized by first mortgage loans, amounting to $50,000,000 and expiring December 2, 1999. As of December 31, 1998, the Bank had not drawn from this line of credit.


NOTE 9 - STOCKHOLDERS' EQUITY

       At December 31, 1998, the Corporation is in full compliance with all relevant regulatory capital requirements. Prior to 1998, under state law, the Bank was not able to pay dividends until it had restored any deficits in its capital funds as originally paid in, or unless permission was obtained from the State Corporation Commission and approved by stockholders. During April, 1997, the Board of Directors approved a $.25 per share dividend, totalling $241,968, which was approved by the State Corporation Commission and shareholders. The cash dividends were paid to stockholders in October, 1997. As a result of the Bank's improved financial condition, such approvals are no longer required as long as the Bank continues to achieve satisfactory earnings. In 1998, the Board established a quarterly dividend policy, which resulted in a declaration of a $.06 per share dividend for each quarter of 1998.

                                (NOTES CONTINUED ON NEXT PAGE)

       During 1998, stock options were exercised resulting in the issuance of 32,732 additional common shares. On July 1, 1998, the Corporation effected a two for one stock split in relation to the formation of the holding company. In the fourth quarter of 1998, the Corporation reacquired 8,988 shares of its outstanding common stock.

       In December, 1997, the Bank issued 258,816 shares of its common stock in a share exchange which resulted in the acquisition of Eastern American Bank, FSB. Costs associated with the acquisition of $218,000 were capitalized and are being amortized into expense over a fifteen year period on a straight-line basis.


NOTE 10 - EMPLOYEE BENEFIT PLANS

       401(K) PROFIT SHARING PLAN

       The Corporation has a 401(k) Profit Sharing Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50% of the first 6% of an employee's compensation contributed to the Plan. The Corporation may also make a discretionary profit sharing contribution based on certain eligibility requirements as set forth in the Plan. Employer account contributions vest to the employee equally over a three year period. For the years ended December 31, 1998 and 1997, expenses attributable to the Plan amounted to $139,000 and $89,000, respectively.

       STOCK COMPENSATION PLANS

       At December 31, 1998, the Corporation has four stock compensation plans for its officers and directors. Each plan is a fixed option plan. Three of these plans, the May 1993 Long-Term Incentive Plan, the December 1993 Long-Term Incentive Plan, and the 1994 Long-Term Incentive Plan were implemented and grants were made prior to the effective date of (FASB) Statement No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. The Corporation applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for all its plans. Accordingly, no compensation cost has been recognized for these plans against earnings.

       The Corporation's 1996 Long-Term Incentive Plan authorized the granting of options to management personnel and directors of 47,000 shares of the Bank's common stock in 1997. All options have 10 year terms, and become fully exercisable when the Bank's average market price of its common stock has attained at least $12.50 per share for at least thirty consecutive days. The 1997 stock options are not exercisable for five years from the date of grant. No stock options were granted in 1998.


                         (NOTES CONTINUED ON NEXT PAGE)

       Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 5.75%; no dividend yields; volatility factors of the expected market price of Bank's common stock of 29%, and a weighted-average expected life of the option of five years beginning in 1997.

       The Black-Scholes option model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       Had compensation cost for the Corporation's 1997 stock options been determined based on the fair value method prescribed by FASB No. 123, the Corporation's net income and earnings per share would have been reduced to the pro-forma amounts indicated for the year ended December 31:


                                                      1998            1997
                                                   ----------    ------------

Net income                       As reported     $  3,046,847    $  1,821,162
                                 Pro forma       $  3,000,535       1,774,850

Basic earnings per share         As reported     $       1.24    $        .92
                                 Pro forma       $       1.22    $        .89

Diluted earnings per share       As reported     $       1.13    $        .83
                                 Pro forma       $       1.11    $        .81




                                (NOTES CONTINUED ON NEXT PAGE)

       The following is a summary of the Corporation's stock option activity, and related information for the years ended December 31:


                                              1998                          1997
                                             ------                        -----
                                                  WEIGHTED -                     Weighted -
                                                   AVERAGE                        Average
                                                  EXERCISE                        Exercise
                                     OPTIONS        PRICE         Options          Price
                                     -------      --------        --------        -------
Outstanding - beginning of year    $ 371,756        5.96          324,756           4.60
Granted                                  -            -            47,000          15.75
Exercised                             32,732        4.43              -               -
Forfeited                                -            -               -               -
                                    -----------------------------------------------------

Outstanding - end of year            339,024        6.16          371,756           5.96
                                    -----------------------------------------------------
Exercisable - end of year          $ 292,024        4.52          324,756           4.60
                                     ----------------------------------------------------

Weighted average fair value of
    options granted during the
    year                                           $  -                           $  5.81
                                                   ========                       =======

NOTE 11 - INCOME TAXES

       The principal components of the income tax expense were as follows:


                                       December 31,
                        ------------------------------------
                                1998                  1997
                        --------------           -----------
Federal - current       $    1,589,996           $   485,846
Federal - deferred                 937               478,802
                        --------------           -----------

                        $    1,590,933           $   964,648
                        ==============           ===========

       The differences between expected federal income taxes at statutory rates to actual income tax expense are summarized as follows:


                                                             December 31,
                                                        1998             1997
Income tax expense computed at federal
            statutory rates                           $1,576,845    $   947,175

Tax effects of:
            Nondeductible merger and reorganization
                expenses                                  23,060            -
            Other                                         (8,972)        17,473
                                                      -----------    ----------

                                                   $   1,590,933    $   964,648
                                                   =============    ===========


                         (NOTES CONTINUED ON NEXT PAGE)

       The Corporation's deferred tax assets and liabilities and their principal components are as follows:


                                                          December 31,
                                                    ------------------------
                                                      1998         1997
                                                    ---------   ------------
Deferred tax assets:
            Intangible assets                      $  141,800   $    153,487
            Bad debts and other provisions            682,800        615,448
            Fixed assets                              242,245        255,814
            Other                                         -           19,796
            Deferred compensation                      31,520            -
            Deferred gain on sale of real estate        9,200            -
                                                   ----------    -----------

Total deferred tax asset                            1,107,565      1,044,545
                                                   ----------    -----------


Deferred tax liabilities:
            Loans                                     299,670        321,205
            Deposits                                  594,610        637,340
            Deferred fees                             426,000        300,937
            FHLB stock                                 17,821         17,821
            Unrealized gain on securities
                available for sale                     31,871        152,679
  Other                                                 3,195            -
                                                  -----------    -----------

Total deferred tax liability                        1,373,167      1,429,982
                                                  -----------    -----------

Net deferred tax liability                        $  (265,602)   $  (385,473)
                                                  ============   ===========


NOTE 12 - COMMITMENTS AND CONTINGENCIES

  The Bank leases its main office in Virginia Beach along with offices of the mortgage division and northern Virginia offices acquired through the business combination. The leases provide for options to renew for various periods. All escalation clauses based on fixed percentages are included in the disclosure below. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under non-cancelable lease agreements.


                                           Lease
                                           Payments
                                           --------
1999                              $         902,974
2000                                        905,226
2001                                        751,645
2002                                        711,755
2003                                        712,221
Thereafter                                2,892,041
                                  ------------------

                                  $        6,875,862
                                  ==================

                         (NOTES CONTINUED ON NEXT PAGE)

       Total lease expense was $801,120 and $392,222 for 1998 and 1997, respectively.

       The Corporation and the Bank are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Bank.


NOTE 13 - RELATED PARTY TRANSACTIONS

       The Bank has loan and deposit transactions with its officers and directors, and with companies in which the officers and directors have a significant financial interest. A summary of related party loan activity during 1998 is as follows:


Balance, December 31, 1997      $    1,268,416
Originations - 1998                  1,618,358
Repayments - 1998                   (1,044,365)
                                --------------

BALANCE, DECEMBER 31, 1998      $    1,842,409
                                ==============

       In the opinion of Management, such loans are made in the ordinary course of business at normal credit terms, including interest rate and collateral requirements and do not represent more than normal credit risk.

       There were no commitments to extend credit and letters of credit to related parties at December 31, 1998.

       Deposits from related parties held by the Bank at December 31, 1998 and 1997 amounted to $4,203,000 and $2,071,000, respectively.

NOTE 14 - CREDIT COMMITMENTS AND CONCENTRATIONS OF CREDIT RISK

       The Bank has outstanding at any time a significant dollar amount of commitments to extend credit. To accommodate major customers, the Bank also provides standby letters of credit and guarantees to third parties. Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to the Bank's obligations. The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 1998. Because many commitments and almost all standby letters of credit and guarantees expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.


                                                            Variable Rate     Fixed Rate
                                                            Commitments       Commitments
                                                            -------------     ------------
DECEMBER 31, 1998
       Loan Commitments                                     $  95,358,583     $  17,036,278

       Standby letters of credit and guarantees written     $  4,033,347      $  -

                                (NOTES CONTINUED ON NEXT PAGE)

December 31, 1997
       Loan Commitments                                     $  53,810,327     $  6,820,324

       Standby letters of credit and guarantees written     $  2,946,393      $  -

       All of the guarantees outstanding at December 31, 1998 expire at various dates between 1999 and 2000. Interest rates on fixed-rate commitments range from 6.5% on commercial loans to 18% on consumer debt as of December 31, 1998.

       Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position, until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, collateral or other security is of no value. The Bank's policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, the Bank usually retains a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).

       Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have significant exposure to any individual customer or counterparty. However, a geographic concentration arises because the Bank operates primarily in southeastern Virginia.

                                                                      Installment
                        Residential     Commercial      Small            and
                         Property        Property      Business        Consumer       Total
                         --------        --------      ----------     ---------       -----
Loans and
   receivables     $   73,308,499  $   42,482,709 $   68,568,799  $   4,16$,607  $   188,522,614
Credit
   commitments         73,155,820      1,983,787      35,941,567      1,313,687      112,394,861
                   --------------  -------------  --------------  -------------  ---------------

                   $   146,464,319 $   44,466,496 $   104,510,366 $   5,476,294  $   300,917,475
                   =============== ============== =============== ============== ===============

       The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. The Bank has experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

       As of December 31, 1998, the Corporation had $5,872,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation.

                                (NOTES CONTINUED ON NEXT PAGE)

NOTE 15 - REGULATORY MATTERS

        The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

        As of September 30, 1996, the most recent notification from the Federal Reserve Bank of Richmond categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk- based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Bank's actual capital amounts and ratios are also presented in the table. There is no significant difference between the Bank's amounts and ratios and those for the Corporation on a consolidated basis.


                                                                                      To Be Well
                                                                                   Capitalized Under
                                                               For Capital         Prompt Corrective
                                           Actual            Adequacy Purposes     Action Provisions
                                    ------------------       -----------------     -----------------
                                    Amount       Ratio        Amount     Ratio     Amount      Ratio
                                    ------       -----        ------     -----     ------      -----
AS OF DECEMBER 31, 1998:
  TOTAL CAPITAL
  (TO RISK-WEIGHTED ASSETS)   $    19,929,000    10.48%   $  15,209,920   > 8%   $ 19,012,400   >10%
                                                                          -                     -
  TIER I CAPITAL
  (TO RISK-WEIGHTED ASSETS)   $    17,552,000     9.23%   $   7,604,960   > 4%   $ 11,407,440   >06%
                                                                          -                     -
  TIER I CAPITAL
  (TO AVERAGE ASSETS)         $    17,552,000     7.52%   $   9,339,320   > 4%   $ 11,674,150   >05%
                                                                          -                     -


                                    Amount       Ratio        Amount     Ratio     Amount    Ratio
                                    ------       -----        ------     -----     ------      -----
As of December 31, 1997:
  Total Capital
  (to Risk-Weighted Assets)   $    17,298,000    10.93%   $  12,657,680   > 8%    $15,822,100   >10%
                                                                          -                     -
  Tier I Capital
  (to Risk-Weighted Assets)   $    15,324,000     9.69%   $   6,328,840   > 4%    $ 9,493,260   > 6%
                                                                          -                     -
  Tier I Capital
  (to Average Assets)         $    15,324,000     9.61%   $   6,340,520   > 4%    $ 7,925,650   > 5%
                                                                          -                     -


                                (NOTES CONTINUED ON NEXT PAGE)

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following table presents the carrying amounts and fair value of the Bank's financial instruments as of December 31, 1998 and 1997. FASB Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, defines the fair value of a financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying amounts in the table are included in the balance sheets under the indicated captions.

                                                1998                         1997
                                               ------                       -----
                                           CARRYING       FAIR          Carrying       Fair
                                           AMOUNT         VALUE         Amount         Value
                                          ---------      ------         --------      ------
                                          (DOLLARS IN THOUSANDS)       (Dollars in thousands)
Financial Assets:
   Cash and cash equivalents           $   8,481      $   8,481     $   13,211     $   13,211
   Deposits in other banks                 -              -             1,000          1,000
   Loans, net                              186,022        191,266       148,017        151,316
   Investment securities                   9,843          9,871         15,174         15,148
   Funds advanced in settlement of
       mortgage loans                      21,052         21,052        23,744         23,744
   Accrued interest receivable             1,602          1,602         1,562          1,562

Financial Liabilities:
   Deposit liabilities                     206,219        207,756       169,508        169,821
   Short-term borrowings                   2,000          2,000         13,650         13,650
   Long-term borrowings                    5,300          5,540         7,300          7,016
   Accrued interest payable                652            652           609            609

       ESTIMATION OF FAIR VALUES

       The following notes summarize the major methods and assumptions used in estimating the fair value of financial instruments:

       SHORT-TERM FINANCIAL INSTRUMENTS are valued at their carrying amounts included in the Bank's balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, deposits in other banks, funds advanced in settlement of mortgage loans, and short-term borrowings.

       LOANS are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.


                                (NOTES CONTINUED ON NEXT PAGE)

       INVESTMENT SECURITIES are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

       The fair value of DEMAND DEPOSITS AND DEPOSITS WITH NO DEFINED MATURITY is taken to be the amount payable on demand at the reporting date. The fair value of FIXED - MATURITY DEPOSITS is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

       The carrying amounts of ACCRUED INTEREST RECEIVABLE AND PAYABLE, AND CERTAIN OTHER ASSETS approximate fair value.

       It is not practicable to separately estimate the fair values for OFF-BALANCE-SHEET CREDIT COMMITMENTS, including standby letters of credit and guarantees written, due to the lack of cost effective, reliable measurement methods for these instruments.


NOTE 17 - EARNINGS PER SHARE RECONCILIATION

       The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations. The number of shares have been restated for the two for one stock split in 1998.


                                                                  1998           1997
                                                             ------------    ------------
Net income (numerator, basic and diluted)                    $  3,046,847    $  1,821,162
Weighted average shares outstanding (denominator)               2,467,031       1,978,884
                                                             ------------    ------------

EARNINGS PER COMMON SHARE-BASIC                              $       1.24    $        .92
                                                             ============    ============

Effect of dilutive securities:

Weighted average shares outstanding                             2,467,031       1,978,884
Effect of stock options                                           235,940         206,572
                                                             ------------    ------------

Diluted average shares outstanding (denominator)                2,702,971       2,185,456
                                                             ------------    ------------

EARNINGS PER COMMON SHARE - ASSUMING DILUTION                $       1.13    $        .83
                                                             ============    ============




                                (NOTES CONTINUED ON NEXT PAGE)

NOTE 18 - BUSINESS COMBINATION

       On December 1, 1997, the Bank acquired Eastern American Bank, FSB, in a business combination accounted for under the purchase method of accounting. In an exchange of shares, all of the issued and outstanding common and preferred stock of Eastern American Bank were converted into the right to receive 258,816 shares of Resource Bank common stock, amounting to a purchase price of $5,048,082. As a result of the combination, the Bank acquired $66,514,000 in assets (including cash of $12,539,000), $48,082,200 in net loans, and assumed $52,844,000 in deposit liabilities. The fair value of the assets acquired, net of liabilities assumed, exceeded the purchase price by $547,000. Accordingly, this excess was allocated to, and eliminated, certain property and equipment and other non current assets of the acquired bank. The acquisition did not have a material effect on the results of operations for the year ended December 31, 1997, as the results of operations only include Eastern American Bank's activity for the month then ended. In 1998, the former Eastern American Bank's operations were integrated into Resource Bank.

       The following unaudited pro forma financial information for the year ended December 31, 1997 is presented for informational purposes only. This information assumes the business combination was consummated on January 1, and is not necessarily indicative of the combined results of operations which would actually have occurred had the transaction been consummated on that date or which may be obtained in the future. This financial information includes the actual separate operating results of the Bank and Eastern American through November 30, 1997, the financial impact of all pro forma adjustments, and the actual combined operating results of the Bank for the period December 1, 1997 through December 31, 1997. Dollars are in thousands, except per share data.



                                                           Unaudited Pro Forma
                                                          Results of Operations
                                                                Year Ended
                                                              December 31, 1997
                                                              -----------------
Total interest income                                             $ 16,904
Net interest income                                               $  7,554
Net income                                                        $  1,607
Basic earnings per common share                                   $    .66
Diluted earnings per share                                        $    .61


                         (NOTES CONTINUED ON NEXT PAGE)

NOTE 19 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

        Financial information pertaining only to Resource Bankshares Corporation is as follows:

                                                           DECEMBER 31,
BALANCE SHEET                                                1998
                                                         ----------------

Assets

     Cash and due from banks                               $       56,868
     Cash on deposit at Resource Bank                             248,611
                                                         ----------------
        Total cash and due from banks                             305,479
     Due from Resource Bank                                        19,998
     Investment in common stock of Resource Bank               17,613,122
                                                         ----------------

        TOTAL ASSETS                                       $   17,938,599
                                                         ================

Liabilities and Stockholders' equity

Dividends payable                                          $      149,167

Stockholders' equity                                           17,789,432
                                                         ----------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $   17,938,599
                                                         ================

STATEMENT OF INCOME

Income
     Dividends from Resource Bank                          $      924,934
     Interest on investments                                          162
                                                         ----------------
     Income before income taxes and equity in
        undistributed net income of Resource Bank                 925,096

Equity in undistributed net income of
     Resource Bank                                              2,121,751
                                                         ----------------

                                                           $    3,046,847
                                                         ================

                         (NOTES CONTINUED ON NEXT PAGE)

                                                             Year Ended
                                                            December 31,
STATEMENT OF CASH FLOWS                                         1998
                                                          ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                            $    3,046,847
     Adjustments to reconcile net income to net
        cash provided by operating activities:
          Equity in undistributed net income of
             Resource Bank                                     (2,121,751)
          Increase in other assets                                (19,998)
          Increase in accrued expenses                                -
          Increase in other liabilities                           149,166
                                                          ---------------
            NET CASH PROVIDED BY OPERATING ACTIVITIES           1,054,264
                                                          ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from sale of common stock  upon
        exercise of stock options                                  19,998
     Payments to reacquire common stock                          (176,444)
     Cash dividends paid on common stock                         (592,339)
                                                          ---------------
             NET CASH USED FOR FINANCING ACTIVITIES              (748,785)
                                                          ---------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                         305,479

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        -
                                                          ---------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                   $      305,479
                                                          ===============


Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

At December 31, 1998, the Bank's retained earnings available for the payment of dividends without prior regulatory approval was $2,978,000, and funds available for loans or advances amounted to $1,457,000.

In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.


                         (NOTES CONTINUED ON NEXT PAGE)

NOTE 20 - SEGMENT REPORTING

       The Corporation has one reportable segment, its mortgage banking operations. This segment originates residential loans and subsequently sells them to investors. The Commercial banking and other banking operations provide a broad range of lending and deposit services to individual and commercial customers, including such products as construction loans, and other business financing arrangements.

       The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The Corporation evaluates performance based on profit or loss from operations before income taxes.

       The Corporation's reportable segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

       The segment's most significant revenue and expense is non-interest income and non-interest expense, respectively. The segments are reported below for the years ended December 31.

SELECTED FINANCIAL INFORMATION
                                                  Mortgage
                                                  Banking          Commercial
Year Ended December 31, 1998                     Operations         and Other          Total
                                                 ----------         ---------          ------
    Net interest income after provision for
        loan losses                             $       -             8,259,983        8,259,983
    Noninterest income                            7,062,445             880,968        7,943,413
    Noninterest expense                          (6,401,258)         (5,164,358)     (11,565,616)
                                                -----------          ----------      -----------

    Net income before income taxes              $   661,187           3,976,593        4,637,780
                                                ===========          ==========      ===========

Year Ended December 31, 1997

    Net interest income after provision for
        loan losses                             $       -         $   4,798,817    $   4,798,817
    Noninterest income                            4,110,868             409,451        4,520,319
    Noninterest expense                          (3,517,157)         (3,016,169)      (6,533,326)
                                                -----------       -------------    -------------

    Net income before income taxes              $   593,711       $   2,192,099    $   2,785,810
                                                ===========       =============    =============

                                                               Commercial
SEGMENT ASSETS                                  Mortgage        and Other          Total

    1998                                        $   514,989     $   232,945,443  $   233,460,432

    1997                                        $   775,396     $   208,554,622  $   209,330,018



                                (NOTES CONTINUED ON NEXT PAGE)

NOTE 21 - SUBSEQUENT EVENTS

         On March 9, 1999, the Corporation issued 368,000 trust preferred securities at a price of $25.00 per security, which resulted in proceeds of approximately $9,200,000.

         On March 24, 1999, the Corporation declared a quarterly dividend of $.10 per share to be paid to shareholders of record as of April 4, 1999 on April 20, 1999.



                                          * * * * *